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                                                                      EXHIBIT 11

                     COMPUTATION OF INCOME (LOSS) PER SHARE
             FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998




                                                             1999            1998
                                                             ----            ----
Net income (loss) .....................................   $ 9,157,554    $(4,606,629)

Deduct:
   Accretion, discount and dividends on preferred stock          --             --

Net income (loss) applicable to common shareholders ...   $ 9,157,554    $(4,606,629)
                                                          ===========    ===========
Weighted average number of common shares outstanding ..     8,351,012      6,472,049
                                                          ===========    ===========
Basic income (loss) per share .........................   $      1.09    $     (0.71)
                                                          ===========    ===========

Weighted average number of common shares outstanding ..     8,351,012      6,472,049

Common share equivalents applicable to:
   Warrants - Class A .................................                      411,127
   Warrants - Class B .................................                      493,983
   Warrants - Class C .................................         9,067         16,567
   Warrants - Other ...................................       937,083      1,087,083
   Stock options ......................................       697,242      1,159,683

Less common stock acquired with net proceeds ..........    (1,642,892)    (3,168,443)
                                                           ----------     ----------

Weighted average number of common shares and
common share equivalents used to compute diluted
income (loss) per share ...............................     8,351,512      6,472,049
                                                          ===========    ===========
Diluted income (loss) per share .......................   $      1.09    $     (0.71)
                                                          ===========    ===========